Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396

May 31, 2000


John W. Henry & Company, Inc.
One Glendinning Place
Westport, Ct. 06880
Attn: Ms. Beth Kenton

         Re:      Management Agreement Renewals

Dear Ms. Kenton:

We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the "Management Agreements"). We are extending the term of the Management Agreements through June 30, 2001and all other provisions of the Management Agreements will remain unchanged.

                       Hutton Investors Futures Fund, L.P. II (HIFF II) Shearson Lehman Select Advisors Futures Fund L.P. Shearson Mid-West Futures Fund
                       Smith Barney Mid-West Futures Fund L.P. II
                       Smith Barney Diversified Futures Fund L.P.
                       Smith Barney Diversified Futures Fund L.P. II Smith Barney Principal Plus Futures Fund L.P. Smith Barney Principal Plus Futures Fund L.P. II Smith Barney Westport Futures Fund L.P.

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC

By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer


AGEED AND ACCEPTED

JOHN W. HENRY & COMPANY, INC.

By:

Print Name:
DAD/sr